Exhibit 10.11

COMPENSATION POLICY

TABOOLA.COM LTD.

Compensation Policy for Executive Officers and Directors

(As Adopted on April 18, 2021)

A.	Overview and Objectives

1.	Introduction

This document sets forth the Compensation Policy for Executive Officers and Directors (this “Compensation Policy” or “Policy”) of Taboola.com Ltd. (“Taboola” or the “Company”), in accordance with the requirements of the Companies Law, 5759-1999 (the “Companies Law”).

Compensation is a key component of Taboola’s overall human capital strategy to attract, retain, reward, and motivate highly skilled individuals that will enhance Taboola’s value and otherwise assist Taboola to reach its business and financial long-term goals. Accordingly, the structure of this Policy is established to tie the compensation of each officer to Taboola’s goals and performance.

For purposes of this Policy, “Executive Officers” shall mean “Office Holders” as such term is defined in Section 1 of the Companies Law, excluding, unless otherwise expressly indicated herein, Taboola’s directors.

This policy is subject to applicable law and is not intended, and should not be interpreted as limiting or derogating from, provisions of applicable law to the extent not permitted.

This Policy shall apply to compensation agreements and arrangements which will be approved after the date on which this Policy is adopted and shall serve as Taboola’s Compensation Policy for five (5) years, commencing as of its adoption, unless amended earlier.

The Compensation Committee and the Board of Directors of Taboola (the “Compensation Committee” and the “Board”, respectively) shall review and reassess the adequacy of this Policy from time to time, as required by the Companies Law.

2.	Objectives

Taboola’s objectives and goals in setting this Policy are to attract, motivate and retain highly experienced leaders who will contribute to Taboola’s success and enhance shareholder value, while demonstrating professionalism in a highly achievement-oriented culture that is based on merit and rewards excellent performance in the long term, and embedding Taboola’s core values as part of a motivated behavior. To that end, this Policy is designed, among others:

2.1.	To closely align the interests of the Executive Officers with those of Taboola’s shareholders in order to enhance shareholder value;

2.2.	To align a significant portion of the Executive Officers’ compensation with Taboola’s short and long-term goals and performance;

2.3.
To provide the Executive Officers with a structured compensation package, including competitive salaries, performance-motivating cash and equity incentive programs and benefits, and to be able to present to each Executive Officer an opportunity to advance in a growing organization;

2.4.	To strengthen the retention and the motivation of Executive Officers in the long-term;

2.5.	To provide appropriate awards in order to incentivize superior individual excellency and corporate performance; and

2.6.	To maintain consistency in the way Executive Officers are compensated.

3.	Compensation Instruments

Compensation instruments under this Policy may include the following:

3.1.	Base salary;

3.2.	Benefits;

3.3.	Cash bonuses;

3.4.	Equity based compensation;

3.5.	Change of control terms; and

3.6.	Retirement and termination terms.

4.	Overall Compensation - Ratio Between Fixed and Variable Compensation

4.1.
This Policy aims to balance the mix of “Fixed Compensation” (comprised of base salary and benefits) and “Variable Compensation” (comprised of cash bonuses and equity-based compensation) in order to, among other things, appropriately incentivize Executive Officers to meet Taboola’s short and long-term goals while taking into consideration the Company’s need to manage a variety of business risks.

4.2.
The total annual target bonus and equity-based compensation per vesting annum (based on the fair market value at the time of grant calculated on a liner basis) of each Executive Officer shall not exceed 95% of such Executive Officer’s total compensation package for such year.

5.	Inter-Company Compensation Ratio

5.1.
In the process of drafting and updating this Policy, Taboola’s Board and Compensation Committee have examined the ratio between employer cost associated with the engagement of the Executive Officers, including directors, and the average and median employer cost associated with the engagement of Taboola’s other employees (including contractor employees as defined in the Companies Law) (the “Ratio”).

5.2.
The possible ramifications of the Ratio on the daily working environment in Taboola were examined and will continue to be examined by Taboola from time to time in order to ensure that levels of executive compensation, as compared to the overall workforce will not have a negative impact on work relations in Taboola.

B.	Base Salary and Benefits

6.	Base Salary

6.1.
A base salary provides stable compensation to Executive Officers and allows Taboola to attract and retain competent executive talent and maintain a stable management team. The base salary varies among Executive Officers, and is individually determined according to the educational background, prior vocational experience, qualifications, company’s role, business responsibilities and the past performance of each Executive Officer.

6.2.
Since a competitive base salary is essential to Taboola’s ability to attract and retain highly skilled professionals, Taboola will seek to establish a base salary that is competitive with base salaries paid to Executive Officers in a peer group of other companies operating in technology sectors which are similar in their characteristics to Taboola’s, as much as possible, while considering, among others, such companies’ size and characteristics including their revenues, profitability rate, growth rates, market capitalization, number of employees and operating arena (in Israel or globally), the list of which shall be reviewed and approved by the Compensation Committee annually. To that end, Taboola shall utilize as a reference, comparative market data and practices, which will include a compensation survey that compares and analyses the level of the overall compensation package offered to an Executive Officer of the Company with compensation packages in similar positions (to that of the relevant officer) in such companies. Such compensation survey may be conducted internally or through an external independent consultant.

6.3.
The Compensation Committee and the Board may periodically consider and approve base salary adjustments for Executive Officers. The main considerations for salary adjustment are similar to those used in initially determining the base salary, but may also include change of role or responsibilities, recognition for professional achievements, regulatory or contractual requirements, budgetary constraints or market trends. The Compensation Committee and the Board will also consider the previous and existing compensation arrangements of the Executive Officer whose base salary is being considered for adjustment. Any limitation herein based on the annual base salary shall be calculated based, if applicable, on the monthly base salary applicable at the time of consideration of the respective grant or benefit.

7.	Benefits

7.1.	The following benefits may be granted to the Executive Officers in order, among other things, to comply with legal requirements:

7.1.1.	Vacation days in accordance with market practice;

7.1.2.	Sick days in accordance with market practice;

7.1.3.	Convalescence pay according to applicable law;

7.1.4.	Monthly remuneration for a study fund, as allowed by applicable law and with reference to Taboola’s practice and the practice in peer group companies (including contributions on bonus payments);

7.1.5.
Taboola shall contribute on behalf of the Executive Officer to an insurance policy or a pension fund, as allowed by applicable law and with reference to Taboola’s policies and procedures and the practice in peer group companies (including contributions on bonus payments); and

7.1.6.
Taboola shall contribute on behalf of the Executive Officer towards work disability insurance, as allowed by applicable law and with reference to Taboola’s policies and procedures and to the practice in peer group companies.

7.2.
Non-Israeli Executive Officers may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which they are employed. Such customary benefits shall be determined based on the methods described in Section Error! Reference source not found. of this Policy (with the necessary changes and adjustments).

7.3.
In events of relocation or repatriation of an Executive Officer to another geography, such Executive Officer may receive other similar, comparable or customary benefits as applicable in the relevant jurisdiction in which he or she is employed or additional payments to reflect adjustments in cost of living. Such benefits may include reimbursement for out-of-pocket one-time payments and other ongoing expenses, such as housing allowance, car allowance, and home leave visit, etc.

7.4.
Taboola may offer additional benefits to its Executive Officers, which will be comparable to customary market practices, such as, but not limited to: cellular and land line phone benefits, company car and travel benefits, reimbursement of business travel including a daily stipend when traveling and other business related expenses, insurances, other benefits (such as newspaper subscriptions, academic and professional studies), etc., provided, however, that such additional benefits shall be determined in accordance with Taboola’s policies and procedures.

C.	Cash Bonuses

8.	Annual Cash Bonuses - The Objective

8.1.
Compensation in the form of an annual cash bonus is an important element in aligning the Executive Officers’ compensation with Taboola’s objectives and business goals. Therefore, annual cash bonuses will reflect a pay-for-performance element, with payout eligibility and levels determined based on actual financial and operational results, in addition to other factors the Compensation Committee may determine, including individual performance.

8.2.
An annual cash bonus may be awarded to Executive Officers upon the attainment of pre-set periodical objectives and individual targets determined by the Compensation Committee (and, if required by law, by the Board) for each fiscal year, or in connection with such officer’s engagement, in case of newly hired Executive Officers, taking into account Taboola’s short and long-term goals, as well as its compliance and risk management policies. The Compensation Committee and the Board shall also determine applicable minimum thresholds that must be met for entitlement to the annual cash bonus (all or any portion thereof) and the formula for calculating any annual cash bonus payout, with respect to each fiscal year, for each Executive Officer. In special circumstances, as determined by the Compensation Committee and the Board (e.g., regulatory changes, significant changes in Taboola’s business environment, a significant organizational change, a significant merger and acquisition events etc.), the Compensation Committee and the Board may modify the objectives and/or their relative weights during the fiscal year, or may modify payouts following the conclusion of the year.

8.3.
In the event the employment of an Executive Officer is terminated prior to the end of a fiscal year, the Company may (but shall not be obligated to) pay such Executive Officer an annual cash bonus (which may or may not be pro-rated).

8.4.	The actual annual cash bonus to be paid to Executive Officers shall be approved by the Compensation Committee and the Board.

9.	Annual Cash Bonuses - The Formula

Executive Officers other than the CEO

9.1.
The performance objectives for the annual cash bonus of Taboola’s Executive Officers, other than the chief executive officer (the “CEO”), may be approved by Taboola’s CEO (in lieu of the Compensation Committee) and may be based on company, division and individual objectives. The performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, operating income and cash flow and may further include, divisional or personal objectives which may include operational objectives, such as (by way of example and not by way of limitation) market share, initiation of new markets and operational efficiency, customer focused objectives, project milestones objectives and investment in human capital objectives, such as (by way of example and not by way of limitation) employee satisfaction, employee retention and employee training and leadership programs. The Company may also grant annual cash bonuses to Taboola’s Executive Officers, other than the CEO, on a discretionary basis.

9.2.	The target annual cash bonus that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 125% of such Executive Officer’s annual base salary.

9.3.
The maximum annual cash bonus, including for overachievement performance, that an Executive Officer, other than the CEO, will be entitled to receive for any given fiscal year, will not exceed 200% of such Executive Officer’s target annual bonus.

CEO

9.4.
The annual cash bonus of Taboola’s CEO will be mainly based on performance measurable objectives and subject to minimum thresholds as provided in Section 8.2 above. Such performance measurable objectives will be determined annually by Taboola’s Compensation Committee (and, if required by law, by Taboola’s Board) and will be based on company and personal objectives. These performance measurable objectives, which include the objectives and the weight to be assigned to each achievement in the overall evaluation, will be based on overall company performance measures, which are based on actual financial and operational results, such as (by way of example and not by way of limitation) revenues, sales, operating income, cash flow or Company’s annual operating plan and long-term plan.

9.5.
The less significant part of the annual cash bonus granted to Taboola’s CEO, and in any event not more than 30% of the annual cash bonus, may be based on a discretionary evaluation of the CEO’s overall performance by the Compensation Committee and the Board based on quantitative and qualitative criteria.

9.6.	The target annual cash bonus that the CEO will be entitled to receive for any given fiscal year, will not exceed 125% of his or her annual base salary.

9.7.	The maximum annual cash bonus including for overachievement performance that the CEO will be entitled to receive for any given fiscal year, will not exceed 200% of his or her target annual bonus.

10.	Other Bonuses

10.1.
Special Bonus. Taboola may grant its Executive Officers a special bonus as an award for special achievements (such as in connection with mergers and acquisitions, offerings, achieving target budget or business plan under exceptional circumstances, or special recognition in case of retirement) or as a retention award at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Special Bonus”). Any such Special Bonus will not exceed 200% of the Executive Officer’s annual base salary. Special Bonus can be paid, in whole or in part, in equity in lieu of cash.

10.2.
Signing Bonus. Taboola may grant a newly recruited Executive Officer a signing bonus, at the CEO’s discretion for Executive Officers other than the CEO (and in the CEO’s case, at the Compensation Committee’s and the Board’s discretion), subject to any additional approval as may be required by the Companies Law (the “Signing Bonus”). Any such Signing Bonus will not exceed 500% of the Executive Officer’s annual base salary and may be paid in cash or equity.

10.3.
Relocation/ Repatriation Bonus. Taboola may grant its Executive Officers a special bonus in the event of relocation or repatriation of an Executive Officer to another geography (the “Relocation Bonus”). Any such Relocation bonus will include customary benefits associated with such relocation and its monetary value will not exceed 100% of the Executive Officer’s annual base salary.

11.	Compensation Recovery (“Clawback”)

11.1.
In the event of an accounting restatement, Taboola shall be entitled to recover from its Executive Officers the bonus compensation or performance-based equity compensation in the amount in which such compensation exceeded what would have been paid based on the financial statements, as restated, provided that a claim is made by Taboola prior to the second anniversary following the filing of such restated financial statements.

11.2.	Notwithstanding the aforesaid, the compensation recovery will not be triggered in the following events:

11.2.1.	The financial restatement is required due to changes in the applicable financial reporting standards; or

11.2.2.	The Compensation Committee has determined that Clawback proceedings in the specific case would be impossible, impractical, or not commercially or legally efficient.

11.3.
Nothing in this Section 11 derogates from any other “Clawback” or similar provisions regarding disgorging of profits imposed on Executive Officers by virtue of applicable securities laws or a separate contractual obligation and Taboola may implement other “clawback” policies covering events such as breach of company policies and other “bad boy” provisions.

D.	Equity Based Compensation

12.	The Objective

12.1.
The equity-based compensation for Taboola’s Executive Officers will be designed in a manner consistent with the underlying objectives of the Company in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the Executive Officers’ interests with the long-term interests of Taboola and its shareholders, and to strengthen the retention and the motivation of Executive Officers in the long term. In addition, since equity-based awards are structured to vest over several years, their incentive value to recipients is aligned with longer-term strategic plans.

12.2.
The equity-based compensation offered by Taboola is intended to be in a form of share options and/or other equity-based awards, such as RSUs or performance stock units, in accordance with the Company’s equity incentive plan in place as may be updated from time to time.

12.3.
All equity-based incentives granted to Executive Officers (other than bonuses paid in equity in lieu of cash) shall normally be subject to vesting periods in order to promote long-term retention of the awarded Executive Officers. Unless determined otherwise in a specific award agreement or in a specific compensation plan approved by the Compensation Committee and the Board, grants to Executive Officers other than non-employee directors shall vest based on time, gradually over a period of at least 2-4 years, or based on performance.  In addition, with respect to any newly appointed Executive Officer, the vesting terms of any “new hire”, “replacement” or “sign-on” grants may have shorter vesting periods, including those that match those of any equity or similar incentives forfeited by such incoming Executive Officer in connection with his or her departure from his or her former employer.  The exercise price of options shall be determined in accordance with Taboola’s policies, the main terms of which shall be disclosed in the annual report of Taboola.

12.4.
All other terms of the equity awards shall be in accordance with Taboola’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

13.	General Guidelines for the Grant of Awards

13.1.
The equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role and the personal responsibilities of the Executive Officer.

13.2.
In determining the equity-based compensation granted to each Executive Officer, the Compensation Committee and the Board shall consider the factors specified in Section 13.1 above, and in any event, the total fair market value of an annual equity-based compensation at the time of grant (not including bonuses paid in equity in lieu of cash) shall not exceed: (i) with respect to the CEO - the higher of (w) 900% of his or her annual base salary or (x) 1% of the Company’s fair market value; and (ii) with respect to each of the other Executive Officers - the higher of (y) 900% of his or her annual base salary or (z) 1% of the Company’s fair market value.

13.3.
The fair market value of the equity-based compensation for the Executive Officers will be determined by multiplying the number of shares underlying the grant by the market price of Taboola’s ordinary shares on or around the time of the grant or according to other acceptable valuation practices at the time of grant, in each case, as determined by the Compensation Committee and the Board.

E.	Retirement and Termination of Service Arrangements

14.	Advanced Notice Period

Taboola may provide an Executive Officer, other than the CEO, according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement and the CEO a prior notice of termination of up to twelve (12) months in the case of the CEO and twelve (12) months in the case of other Executive Officers, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation. Such advance notice may or may not be provided in addition to severance, provided, however, that the Compensation Committee shall take into consideration the Executive Officer’s entitlement to advance notice in establishing any entitlement to severance and vice versa.

15.	Adjustment Period

Taboola may provide an additional adjustment period of up to twenty-four (24)  months to the CEO and  any other Executive Officer according to his/her seniority in the Company, his/her contribution to the Company’s goals and achievements and the circumstances of retirement, during which the Executive Officer may be entitled to all of the compensation elements, and to the continuation of vesting of his/her equity-based compensation.

16.	Additional Retirement and Termination Benefits

Taboola may provide an additional cash bonus equal to (a) for the CEO, the product of (i) the sum of (x) the CEO’s base salary plus (y) the higher of the CEO’s target bonus and actual bonus as determined over the prior two years multiplied by (ii) 200%; and (b) for all other Executive Officer’s, the product of (i) the sum of (x) the Executive Officer’s base salary plus (y) the higher of the Executive Officer’s target bonus and actual bonus as determined over the prior two years multiplied by (ii) 200%.  Taboola may provide additional retirement and terminations benefits and payments as may be required by applicable law (e.g., mandatory severance pay under Israeli labor laws), or which will be comparable to customary market practices, including, without limitation, health and welfare benefit continuation.  The severance benefits set forth in this Section 16 may be subject to the applicable Executive Officer’s execution and nonrevocation of a general release of claims and waiver and/or restrictive covenants agreement, including any applicable noncompetition and nonsolicitation covenants.

For the avoidance of doubt, except as described in Section 19, any outstanding, unvested equity awards held by the Executive Officer will be forfeited on a termination of employment for any reason without any payment being owed to such Executive Officer.

17.	Non-Compete Grant

Upon termination of employment and subject to applicable law, Taboola may grant to its Executive Officers a non-compete grant as an incentive to refrain from competing with Taboola for a defined period of time. The terms and conditions of the non-compete grant shall be decided by the Board and shall not exceed such Executive Officer’s monthly base salary multiplied by twelve (12).  The Board shall consider the existing entitlements of the Executive Officer in connection with the consideration of any non-compete grant.

18.	Limitation Retirement and Termination of Service Arrangements

The total non-statutory payments under Section 14-17 above for a given Executive Officer shall not exceed the Executive Officer’s monthly base salary multiplied by sixty (60). The limitation under this Section 18 does not apply to benefits and payments provided under other chapters of this Policy and shall not apply in the event of retirement or termination of service arrangements in connection with a change of control.

19.	Change of Control

In addition to the benefits applicable in the case of any retirement or termination of service, if, (x) within 24 months following a change of control the service of the CEO or Executive Officer is terminated or adversely adjusted in a material way, any outstanding equity awards held by an CEO or Executive Officer may be subject to the following treatment: (i) vesting acceleration of outstanding options or other equity-based awards, including the making of a determination by Taboola with respect to the achievement of performance metrics (which may be based on target or actual performance, including at maximum performance, through the date of the change of control, as determined in the discretion of the Compensation Committee and the Board); and (ii) extension of the exercising period of equity-based compensation for Taboola’s Executive Officers for a period of up to one (1) year, following the date of service termination.

F.	Exculpation, Indemnification and Insurance

20.	Exculpation

Taboola may exempt its directors and Executive Officers in advance for all or any of his/her liability for damage in consequence of a breach of the duty of care vis-a-vis Taboola, to the fullest extent permitted by applicable law.

21.	Insurance and Indemnification

21.1.
Taboola may indemnify its directors and Executive Officers to the fullest extent permitted by applicable law, for any liability and expense that may be imposed on the director or the Executive Officer, as provided in the indemnity agreement between such individuals and Taboola, all subject to applicable law and the Company’s articles of association.

21.2.	Taboola will provide directors’ and officers’ liability insurance (the “Insurance Policy”) for its directors and Executive Officers as follows:

21.2.1.
The limit of liability of the insurer shall not exceed the greater of $30,000,000 or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

21.2.2.
The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering Taboola’s exposures, the scope of coverage and the market conditions and that the Insurance Policy reflects the current market conditions, and it shall not materially affect the Company’s profitability, assets or liabilities.

21.3.
Upon circumstances to be approved by the Compensation Committee (and, if required by law, by the Board), Taboola shall be entitled to enter into a “run off” Insurance Policy of up to seven (7) years, with the same insurer or any other insurance, as follows:

21.3.1.
The limit of liability of the insurer shall not exceed the greater of $30,000,000 or 50% of the Company’s shareholders equity based on the most recent financial statements of the Company at the time of approval by the Compensation Committee; and

21.3.2.
The Insurance Policy, as well as the limit of liability and the premium for each extension or renewal shall be approved by the Compensation Committee (and, if required by law, by the Board) which shall determine that the sums are reasonable considering the Company’s exposures covered under such policy, the scope of cover and the market conditions, and that the Insurance Policy reflects the current market conditions and that it shall not materially affect the Company’s profitability, assets or liabilities.

21.4.	Taboola may extend the Insurance Policy in place to include cover for liability pursuant to a future public offering of securities as follows:

21.4.1.
The Insurance Policy, as well as the additional premium shall be approved by the Compensation Committee (and if required by law, by the Board) which shall determine that the sums are reasonable considering the exposures pursuant to such public offering of securities, the scope of cover and the market conditions and that the Insurance Policy reflects the current market conditions, and it does not materially affect the Company’s profitability, assets or liabilities.

G.	Board of Directors Compensation

22.
All Taboola’s non-employee Board members may be entitled to annual total compensation (in the form of cash compensation and equity grants) of up to $750,000. The fair market value of the equity-based compensation for Taboola’s non-employee Board members will be determined by multiplying the number of shares underlying the grant by the market price of Taboola’s ordinary shares on or around the time of the grant or according to other acceptable valuation practices at the time of grant, in each case, as determined by the Compensation Committee and the Board.

23.
The compensation of the Company’s external directors, if elected, shall be in accordance with the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director), 5760-2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel), 5760-2000, as such regulations may be amended from time to time.

24.
Notwithstanding the provisions of Section 22 above, in special circumstances, such as in the case of a professional director, an expert director or a director who makes a unique contribution to the Company, such director’s compensation may be different than the compensation of all other directors and may be greater than the maximal amount allowed under Section 22.

25.
All terms of the equity awards shall be in accordance with Taboola’s incentive plans and other related practices and policies. Accordingly, the Board may, following approval by the Compensation Committee, make modifications to such awards consistent with the terms of such incentive plans, subject to any additional approval as may be required by the Companies Law.

26.	In addition, members of Taboola’s Board may be entitled to reimbursement of expenses in connection with the performance of their duties.

27.	It is hereby clarified that the compensation (and limitations) stated under Section H will not apply to directors who serve as Executive Officers.

H. Miscellaneous

28.
Nothing in this Policy shall be deemed to grant to any of Taboola’s Executive Officers, employees, directors, or any third party any right or privilege in connection with their employment by or service to the Company, nor deemed to require Taboola to provide any compensation or benefits to any person. Such rights and privileges shall be governed by applicable personal employment agreements or other separate compensation arrangements entered into between Taboola and the recipient of such compensation or benefits. The Board may determine that none or only part of the payments, benefits and perquisites detailed in this Policy shall be granted, and is authorized to cancel or suspend a compensation package or any part of it.

29.
An Immaterial Change in the Terms of Employment of an Executive Officer other than the CEO may be approved by the CEO, provided that the amended terms of employment are in accordance with this Policy. An “Immaterial Change in the Terms of Employment” means a change in the terms of employment of an Executive Officer with an annual total cost to the Company not exceeding an amount equal to two (2) monthly base salaries of such employee.

30.
In the event that new regulations or law amendment in connection with Executive Officers’ and directors’ compensation will be enacted following the adoption of this Policy, Taboola may follow such new regulations or law amendments, even if such new regulations are in contradiction to the compensation terms set forth herein.

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This Policy is designed solely for the benefit of Taboola and none of the provisions thereof are intended to provide any rights or remedies to any person other than Taboola.